Exhibit 99.1

Provention Bio Announces Change to a Virtual Meeting Format for the 2020 Annual Meeting of the Stockholders

OLDWICK, NJ, June 30, 2020 /PRNewswire/ – Provention Bio, Inc., (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, announced today a change in the format of its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) from in-person to a virtual-only meeting format due to the continuing public health impact of COVID-19 and to support the health and safety of the Company’s stockholders and attendees. As previously announced, the Annual Meeting will be held on Wednesday, July 15 at 9:00 a.m. Eastern Standard Time (“EST”).

If you were a stockholder of record at the close of business on May 22, 2020, the Company’s record date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting at www.virtualshareholdermeeting.com/PRVB2020.

A summary of the information you need to attend the Annual Meeting is provided below:

●	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, will be posted at www.virtualshareholdermeeting.com/PRVB2020;

●	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/PRVB2020 on the day of the Annual Meeting;

●	Stockholders may vote and submit questions on the day of and while attending the Annual Meeting via the Internet;

●	You will need your 16-Digit Control Number (provided to you in your proxy materials) to enter the Annual Meeting; and

●	The proxy materials for the Annual Meeting are available at www.proxyvote.com.

We encourage you to access the Annual Meeting 10 minutes prior to the start time. Online check-in will begin at 8:50 a.m. EST. We will have technicians ready to assist you with any technical difficulties before the virtual Annual Meeting begins on the day of the Annual Meeting at www.virtualshareholdermeeting.com/PRVB2020.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company leveraging a transformational drug development strategy focused on the prevention or interception of immune-mediated disease. Provention’s mission is to source, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune diseases. Provention’s diversified portfolio includes teplizumab, a pre-commercial-stage candidate that has been shown to delay the onset of insulin-dependent type 1 diabetes (T1D) in at-risk patients during the presymptomatic phase of the disease. The Company’s portfolio includes additional clinical product development candidates that have demonstrated proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus.

Investor Contact:

Sam Martin, Argot Partners

Sam@argotpartners.com

212-600-1902

Media:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808